Exhibit 10.30

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of January 2, 2020, (the "Agreement Date") , with an effective date of January 1, 2020 (the "Effective Date"), by Playa Resorts Management, LLC, a Delaware limited liability company with an address at 3950 University Drive, Suite 301, Fairfax, Virginia 22030 ("Playa Resorts"), and Tracy-Marie J. Colden ("Executive"). Executive and Playa Resorts are referred to as "Parties" or "Party" herein.

WHEREAS, as of the Effective Date, Playa Resorts desires to engage Executive as General Counsel of Playa Resorts; and

WHEREAS, Executive desires to serve as General Counsel of Playa Resorts pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.Term

Playa Resorts shall employ Executive, and Executive shall be employed by Playa Resorts, upon the terms and conditions set forth in this Agreement. Unless terminated earlier pursuant to Section 5 below, Executive's employment pursuant to this Agreement shall commence on the Effective Date and end on December 31, 2022 (the "Employment Period"). Non-renewal of this Agreement shall not constitute a termination of Executive under this Agreement for purposes of Section 5 below.

2.Title; Duties

a.Executive shall be employed as General Counsel. Executive shall report to the CEO of Playa Resorts, which shall have the final and exclusive authority to direct, control and supervise the activities of Executive. Executive shall perform such services consistent with her position as may be assigned to her from time to time by the CEO. Executive is employed in a fiduciary relationship with Playa Resorts. In addition to the foregoing, Executive shall perform duties consistent with her appointment from time to time to any other executive positions with Playa Resorts or any of Playa Resort's related or affiliated entities (the "Playa Affiliates"). For the avoidance of doubt, Executive may be appointed, removed, and reappointed to or from executive and directorship positions of any Playa Affiliate and any such action, other than a removal of Executive as an executive of Playa Resorts shall not constitute a termination of Executive under this Agreement.

b.Executive shall carry out her duties set forth in this Agreement at Playa Resort's offices in Ft. Lauderdale, Florida; provided, however, that Executive's duties require extensive and extended travel, which the parties expect, may involve travel approximately fifty percent (50%) of the time with fluctuations based upon business exigencies.

3.Extent of Services

a.General. Executive shall devote a substantial majority of her business time, attention, skill, and effort to the performance of her duties under this Agreement. Executive may, to the extent such activities do not impair the performance of her duties to Playa Resorts or the Playa Affiliates: (i) engage in personal investments and charitable, professional, and civic activities; (ii) serve on boards of directors (or other governing bodies) of non-competitive corporations (or other entities) other than Playa Resorts and the Playa Affiliates; and (iii) engage in such additional activities and serve on such additional boards of directors (or other governing bodies) as the Board of Directors of Playa Resorts ("Playa Resorts Board") shall approve; provided, however, that Executive shall resign promptly from any additional boards of directors (or other governing bodies) if directed to do so by the Playa Resorts Board or the Board of Directors of Playa Hotels & Resorts, B.V. (the "Playa Board") in its sole and absolute discretion. Executive shall not serve on the board of directors (or other governing body) of any corporation (or any other entity) that engages in activities in competition with those of Playa Resorts or the Playa Affiliates. Executive shall perform her duties to the best of her ability, shall adhere to Playa

Resorts published policies and procedures, and shall use her best efforts to promote the interests, reputation, business, and welfare of Playa Resorts.

4.Compensation and Benefits

a.Salary. Commencing January 1, 2020, Playa Resorts shall pay Executive a gross annual base salary ("Base Salary") of $375,000. For the avoidance of doubt, Executive shall not be entitled to receive any other salary to the extent she serves as an officer, director, or employee of any other Playa Affiliate. The Base Salary shall be payable in arrears in approximately equal semi-monthly installments (except that the first and last such semi-monthly installments may be prorated if necessary) on Playa Resorts regularly scheduled payroll dates, minus such deductions as may be required by law or reasonably requested by Executive. The Playa Board shall review Executive's Base Salary annually in conjunction with its regular review of executives' salaries and make such increases, if any, to her Base Salary as the Playa Board shall deem appropriate in its sole and absolute discretion.

b.Incentive Compensation

i.Executive shall be eligible to receive a "Discretionary Annual Bonus" with a target amount of seventy five percent (75%) of the sum of her annual Base Salary and with a maximum of one hundred thirty-one and twenty-five hundredths percent (131.25%) of the sum of her annual Base Salary. The amount, if any, of each Discretionary Annual Bonus payable to Executive shall be determined by the Playa Board in its sole and absolute discretion, taking into account such criteria as the Playa Board shall deem appropriate. The Playa Board shall make its determination of the amount of the Discretionary Annual Bonus (if any) payable to Executive promptly after the Playa Board's acceptance of the financial results for the applicable year. Executive shall be entitled to receive the Discretionary Annual Bonus (if any) for a given year so long as she is an employee on the last day of the year for which the Discretionary Annual Bonus is given. Each such Discretionary Annual Bonus directed to be awarded to Executive shall be payable as soon as practical, but no later than March 15 of the year following the year of performance. Subject to the foregoing, Executive may be entitled to receive a pro-rata amount of the Discretionary Annual Bonus for any partial calendar year occurring by reason of termination of this Agreement pursuant to Section 5(b) or (c) below.

ii.Executive shall be eligible to participate in any equity compensation plan under which similarly-situated senior executives of Playa Resorts are eligible to receive equity awards for service to Playa Resorts (the "EIP"). The terms and amounts of any EIP awards granted to Executive shall be determined by the Playa Board in its sole and absolute discretion. Payments of amounts (if any) under the EIP shall be structured to provide liquidity at such times and in such amounts as is necessary to permit Executive to pay on a timely basis all income and employment taxes due by reason of any incentive compensation payable to her under the EIP.

iii.Executive may be eligible to participate in such other incentive compensation programs as may be provided to senior executives of Playa Resorts or the Playa Affiliates from time-to-time.

iv.Notwithstanding anything to the contrary contained in this Agreement, Executive's entitlement to any Discretionary Annual Bonus and any award granted to Executive under the EIP or any other incentive compensation program shall be determined and approved by the Playa Board, in each case in its sole and absolute discretion.

c.Other Benefits. Commencing on January 1, 2020, Executive shall be entitled to paid time off and holiday pay in accordance with Playa Resorts policies in effect from time to time, and to participate in such life, health and disability insurance, pension, deferred compensation and incentive plans, stock options and awards, performance bonuses and other benefits as Playa Resorts extends, as a matter of policy, to senior executive employees of Playa Resorts.

d.Reimbursement of Business Expenses. Playa Resorts shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of her duties, responsibilities or services to Playa Resorts and the other Playa Affiliates under this Agreement in accordance with the reimbursement policy and procedure then adopted, from time to time, by Playa Resorts and upon presentation by Executive of reasonable documentation, expense statements, vouchers and such other supporting information as Playa Resorts may reasonably request.

5.Termination

a.Termination by Playa Resorts for Cause. Playa Resorts may terminate Executive's employment under this Agreement at any time for Cause upon written notice. For purposes of this Agreement, "Cause" for termination shall mean any of the following: (i) the conviction of Executive of, or the entry of a plea of guilty, first offender probation before judgment or no/o contendere by Executive to, any felony or any other crime involving dishonesty; (ii) fraud, misappropriation, embezzlement, or breach of fiduciary duty by Executive with respect to Playa Resorts or any of the Playa Affiliates; (iii) Executive's willful failure, bad faith, or gross negligence in the performance of her assigned duties for Playa Resorts or any Playa Affiliate following Executive's receipt of written notice of such willful failure, bad faith, or gross negligence; (iv) Executive's failure to follow reasonable and lawful directives of Playa Resorts or the other applicable Playa Affiliates following Executive's receipt of written notice of such failure; (v) any act or omission of Executive that that the Playa Resorts Board reasonably determines to be likely to have a material adverse impact on Playa Resorts or any Playa Affiliate's business or reputation for honesty and fair dealing; other than an act or failure to act by Executive acting reasonably, in good faith and without reason to believe that such act or failure to act would adversely impact Playa Resorts or any Playa Affiliate's business or reputation for honesty and fair dealing; or (vi) the breach by Executive of any material term of this Agreement following Executive's receipt of written notice of such breach. Playa Resorts shall provide Executive a period of thirty (30) days following receipt of any written Cause notification in order to allow Executive the opportunity to effectuate a cure of the acts or omissions that form the basis for the determination, but only to the extent such acts or omissions are capable of cure.

b.Termination by Playa Resorts without Cause. Upon giving Executive sixty (60) days' written notice, Playa Resorts may terminate this Agreement without Cause. At Playa Resorts sole and absolute discretion, it may substitute sixty (60) days' salary in lieu of notice. Any salary paid to Executive by Playa Resorts in lieu of notice shall not be offset against any entitlement Executive may have to the Severance Payment pursuant to Section 6(c)(i) below.

c.Termination by Executive for Good Reason. Executive may terminate her employment with Playa Resorts under this Agreement at any time for Good Reason, upon sixty (60) days' written notice by Executive to Playa Resorts. Executive may not terminate this Agreement for Good Reason hereunder unless and until she has provided Playa Resorts with written notice of the action which Executive contends to be Good Reason (which notice must specify that such action constitutes the basis for a "Good Reason" resignation hereunder), such written notice is provided within sixty (60) days of the occurrence of the initial event which constitutes Good Reason and Playa Resorts has failed to reasonably remedy such action within thirty (30) days of receiving such written notice. For purposes of this Agreement, "Good Reason" for termination shall mean any of the following: (i) the assignment to Executive of substantial duties or responsibilities materially inconsistent with Executive's position at Playa Resorts or, to the extent Executive is a senior executive of a Playa Affiliate, her responsibilities are inconsistent with those of a senior executive of such other Playa Affiliate or any other action by Playa Resorts which results in a substantial diminution of Executive's duties or responsibilities as a senior executive of Playa Resorts (for the avoidance of doubt, if Executive is removed as a director or senior executive of any Playa Affiliate, such removal or resignation shall not constitute a basis for a resignation or termination of this Agreement by Executive for Good Reason); (ii) a material reduction in Executive's Base Salary; or (iii) a breach of any material term of this Agreement by Playa Resorts.

d.Executive's Death or Disability. Executive's employment with Playa Resorts shall terminate immediately upon her death or, upon written notice as set forth below, her Disability. As used in this Agreement, "Disability" shall mean such permanent physical or mental impairment as would render Executive unable to perform her duties under this Agreement for more than one hundred eighty (180) days. If the Employment Period is terminated by reason of Executive's Disability, either party shall give thirty (30) days' advance written notice to that effect to the other. This Section 5(d) is intended to be interpreted and applied consistent with any laws, statutes, regulations, and ordinances prohibiting discrimination, harassment or retaliation on the basis of a disability.

e.Termination by Executive without Good Reason. Executive may terminate her employment under this Agreement at any time without Good Reason upon giving Playa Resorts sixty (60) days' written notice.

6.Effect of Termination

a.General. Regardless of the reason for any termination of this Agreement (other than terminations due to Executive's death or Disability, which are covered by Sections 6(e)(i) and (ii) below, respectively), Executive shall be entitled to receive each of the following: (i) payment of any unpaid portion of her Base Salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense she has incurred in performing her duties hereunder in accordance with Section 4(d) above; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of Playa Resorts or a Playa Affiliate.

b.Termination by Playa Resorts for Cause. If Playa Resorts terminates Executive's employment for Cause, Executive shall have no rights or claims under this Agreement against Playa Resorts or any of the Playa Affiliates or their officers, directors, employees, or equity holders, with respect to such termination of employment or termination of any other position then held by Executive with any of the Playa Affiliates, except only to receive the payments and benefits described in Section 6(a) above.

c.Termination by Playa Resorts without Cause or by Executive for Good Reason. If Playa Resorts terminates this Agreement without Cause pursuant to Section 5(b) above, or Executive terminates this Agreement for Good Reason pursuant to Section 5(c) above during the Employment Period, then Executive shall only be entitled to receive, and Playa Resorts shall pay, in addition to the items referenced in Section 6(a) above, the following:

i.An aggregate amount equal to her Base Salary at the rate in effect on her last day of employment (the "Severance Payment"). The Severance Payment shall be paid in twelve (12) equal monthly installments commencing after Executive's termination of employment, subject to all legally required payroll deductions and withholdings. The twelve (12)-month period during which Severance Payments shall be tendered is the "Severance Payment Period."

ii.To help defray Executive's costs of procuring health insurance coverage (including COBRA), Playa Resorts shall pay Executive an additional monthly amount of One Thousand Five Hundred Dollars ($1,500.00) (the "Additional Amount") with each Severance Payment installment during the Severance Payment Period to be paid to Executive under Section 6(c)(i) above; provided, however, that Executive shall promptly notify Playa Resorts if she becomes eligible to obtain insurance coverage under another group insurance plan at which time payment of the Additional Amount to Executive shall cease. In no event shall payment of the Additional Amount to Executive extend beyond the Severance Payment Period.

iii.A pro-rata share of any Discretionary Annual Bonus which Executive otherwise would have been entitled under Section 4(b)(i) above for the calendar year in which her employment terminates without Cause or for Good Reason, with such discretionary amount determined by the Playa Board in good faith and prorated based on the number of days Executive is employed in the year of termination. Such pro-rated bonus shall be paid to Executive within sixty (60) days following the later of the end of the calendar year in which such termination occurs and the date the financial results of such year are accepted by the Playa Board (but in all events within the year following the year of termination) and in no event shall any discretionary amount be determined in a manner different than such amounts are determined for still-employed senior executives of Playa Resorts.

d.Termination by Executive without Good Reason. If Executive terminates this Agreement without Good Reason, Executive shall only be entitled to receive the payments and benefits described in Section 6(a).

e.Termination upon Death or Disability

i.If Executive's employment terminates in the event of her death, Executive's estate shall be entitled to receive (a) payment of any unpaid portion of her Base Salary through the date of her death, (b) payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program of Playa Resorts or the Playa Affiliates and (c) a pro-rata share of any Discretionary Annual Bonus to which she otherwise would have been entitled under Section 4(b)(i) above for the calendar year in which her death occurs at no less than the target bonus percentage, paid at the time discretionary annual bonuses are paid to still employed executives of Playa Resorts. Further, Playa Resorts shall pay the Additional Amount for a period of twelve (12) months following her date of death. Executive's estate shall not be entitled to receive any severance pay or benefits or other amounts for termination due to her death other than as provided in this Section 6(e)(i); and

ii.In the event Executive's employment terminates due to her Disability, she shall be entitled to receive her Base Salary through the date she is terminated due to her Disability. Executive also shall be entitled to receive a pro-rata share of any Discretionary Annual Bonus to which she otherwise would have been entitled under Section 4(b)(i) above for the calendar year in which her employment terminates due to her Disability, paid at the time discretionary annual bonuses are paid to still-employed executives of Playa Resorts. Further, Playa Resorts shall pay the Additional Amount for a period of twelve (12) months following the date of termination of her employment; provided, however, that if such insurance coverage becomes available under another group insurance plan during the twelve (12)-month period, payment of the Additional Amount shall cease. Executive shall receive no severance pay or benefits for termination due to her Disability other than as provided in this Section 6(e)(ii).

f.Non-Renewal of Employment. If employment terminates based upon the expiration of the Employment Term, then Executive shall only be entitled to receive the items referenced in Section 6(a) above.

g.Termination following Change in Control. If a Change in Control (as defined below) occurs during the Employment Period, the following provisions shall apply:

i.Termination without Cause or for Good Reason. If Playa Resorts terminates Executive's employment without Cause or Executive terminates her employment for Good Reason within two (2) years following a Change in Control, the termination shall be treated as a termination pursuant to Section 6(c) above; provided however, that the Severance Payment shall be increased to two (2) times Executive's Base Salary and paid out in a lump sum following Executives execution of the Separation Agreement pursuant to 6(h) below.

For purposes of this Agreement, a "Change in Control" means a (i) Change in Ownership of Playa Hotel & Resorts, N.V. ("Playa"), (ii) Change in Ownership of Assets of Playa, or (iii) a Change in Effective Control of Playa, as described herein and construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

A.A "Change in Ownership of Playa" shall occur on the date that any Person acquires, or Persons Acting as a Group acquire, ownership of the equity interests of Playa that, together with the stock held by such Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of Playa. However, if any Person is, or Persons Acting as a Group are, considered to own more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of Playa, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Playa. An increase in the percentage of equity interests owned by any Person, or Persons Acting as a Group, as a result of a transaction in which Playa acquires its equity interests in exchange for property shall be treated as an acquisition of equity interests.

B.A "Change in the Ownership of Assets of Playa" shall occur on the date that any Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from Playa that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of Playa immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Playa, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

C.A "Change in Effective Control of Playa" shall occur on the date more than fifty percent (50%) of the members of the Playa Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the existing members of the Playa Board.

The following rules of construction apply in interpreting the definition of Change in Control:

A.A "Person" means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Playa and by entities controlled by Playa or an underwriter of the equity interests of Playa in a registered public offering.

B.Persons shall be considered to be "Persons Acting as a Group (or a Group)" if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with Playa. If a Person owns equity interests in both Playa and the other corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction, such holder is considered to be acting as a Group with other holders only with respect to the ownership in the entity giving rise to the change and not with respect to the ownership interest in Playa. Persons shall not be considered to be acting as a Group solely because they purchase assets of the same entity at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

C.For purposes of this definition, fair market value shall be determined by the Playa Board.

D.A Change in Control shall not include a transfer to a related person as described in Code Section 409A.

E.For purposes of this definition, Code Section 318(a) applies to determine ownership. Equity underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for equity that is not substantially vested (as defined by Treasury Regulation §§1.83-3(b) and 0)), the equity underlying the option is not treated as owned by the individual who holds the option.

F.An initial public offering of Playa securities shall not constitute a Change in Control under this Agreement.

h. Separation Agreement Required for Severance Payments. No post-employment payments by Playa Resorts relating to termination of employment under the provisions of Section 6(c), (d), (e), or (g) above shall commence until Executive executes and delivers a Separation and General Release Agreement (the "Separation Agreement") in the form of attached Exhibit A in all material respects and any applicable revocation period with respect to such release has expired, all of which must occur by no later than the sixtieth (60th) day following the termination of Executive's employment.

‘i. Payments upon Separation. Notwithstanding any contrary payment provisions of this Section 6, no payment in connection with a separation from service under this Agreement shall be made earlier than the latest of the following dates: (i) the sixtieth (60th) day following the termination of Executive's employment and her delivery without revocation of the executed Separation Agreement; (ii) to the extent required under Section 11(b) below, the first business day that is six (6) months following Executive's separation from service; or (iii) the payment date required under the terms of any deferred compensation plan subject to the requirements of Code Section 409A. Amounts otherwise payable prior to these dates shall be delayed pursuant to this provision. Executive shall not retain the ability to elect the tax year of any payments under the Separation Agreement and to the extent any payment could be made in one (1) of two (2) tax years, such payment shall be made in the later tax year. All payments under this Agreement shall be subject to all applicable federal, state and local tax withholding.

j. Cooperation. Following the Employment Period, Executive shall assist and cooperate with Playa Resorts and the Playa Affiliates in the orderly transition of work to others if so requested by Playa Resorts or the Playa Affiliates. Executive shall cooperate with Playa Resorts and the Playa Affiliates and be responsive to requests for information by any of them relating to their respective business matters about which Executive may have information or knowledge and reasonably assist Playa Resorts and the Playa Affiliates, as the case may be, with any litigation, threatened litigation or arbitration proceeding relating to Playa Resorts or any Playa Affiliate's business as to which business Executive had relevant knowledge, and Playa Resorts shall reimburse Executive for reasonable costs, including attorneys' fees and expenses, actually incurred by Executive in connection with such assistance.

7.Confidentiality

a.Definition of Proprietary Information. Executive acknowledges that she may be furnished or may otherwise receive or have access to confidential information which relates to Playa Resorts or a Playa Affiliate's past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, asset management agreements and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, leasing or sales activities of Playa Resorts or any Playa Affiliates or of a third party which provided proprietary information to either or both on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by Playa Resorts, the Playa Affiliates and Executive as proprietary and confidential information of Playa Resorts and the Playa Affiliates (the "Proprietary Information").

b.Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include (i) information disseminated by Playa Resorts or Playa Affiliates on a non confidential basis to third parties in the ordinary course of business; (ii) information in the public domain not as a result of a breach of any duty by Executive or any other person; or (iii) information that Playa Resorts or Playa Affiliates, as the case may be, does not consider confidential.

c.Obligations. Both during the Employment Period and after termination of her employment for any reason, including expiration of the Employment Period (the "Nondisclosure Restricted Period"), Executive shall preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to her before this Agreement is signed or afterward. In addition, Executive shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of Playa Resorts or Playa Affiliates without a legitimate business need to know; (ii) remove the Proprietary Information from Playa Resorts or any of the Playa Affiliate's premises without a valid business purpose; or (iii) use the Proprietary Information for her own benefit or for the benefit of any third party, in each of the foregoing cases during the Nondisclosure Restricted Period.

d.Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA")

i.Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

a.is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

a.is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

ii.Notwithstanding any other provision of this Agreement, if Executive files a lawsuit for retaliation by Playa Resorts for reporting a suspected violation of law, Executive may disclose the Playa Resorts trade secrets to Executive's attorney and use the trade secret information in the court proceeding if Executive:

a.files any document containing the trade secret under seal; and

b.does not disclose the trade secret, except pursuant to court order.

e. Communications with Government Agencies. Nothing in this Agreement or any other agreement between Playa Resorts and Executive or any policy of Playa Resorts:

i.prohibits Executive from communicating with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Health and Safety Administration, the Securities and Exchange Commission, or any other government agency (each a "Government Agency") about a potential violation of the law;

ii.limits Executive's ability, without notice to or approval from Playa Resorts:

a.to file a charge or complaint with a Government Agency;

b.to participate in an investigation or proceeding conducted by a Government Agency; or

c.to provide information or documents to a Government Agency in connection with an investigation or proceeding.

iii.restricts Executive's right to receive a reward or incentive for information provided to a Government Agency.

f. Return of Proprietary Information. Executive acknowledges that all the Proprietary Information pre-existing, used or generated during the course of her employment by Playa Resorts is the property of Playa Resorts and the Playa Affiliates, as the case may be, and Executive holds and uses such as a trustee for Playa Resorts or the Playa Affiliates and subject to Playa Resorts and the Playa Affiliates' sole control. Executive shall deliver to Playa Resorts or the Playa Affiliates, as applicable, all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information (x) at any time upon request by the Playa Resorts Board or the applicable Playa Affiliate during her Employment Period and (y) immediately upon termination of the Employment Period.

8.Noncompetition

The following definitions shall apply for the purpose of this Section 8:

i."Competing Business" shall mean (a) acting as an owner or a lessee of hotels, convention facilities, conference centers or similar facilities; (b) asset or operational management for hotels, convention facilities, conference centers or similar facilities, or (c) any other business that Playa Resorts or Playa Affiliates conducts or contemplates under such business plans as of the date of termination of the Employment Period. Notwithstanding any provision to the contrary in this Agreement, Competing Business shall exclude: Executive's ownership of five percent (5%) or less of the outstanding stock of any publicly traded corporation or other entity; or of an equity interest in any other entity approved by the Playa Resorts Board and listed on Exhibit B hereto; or Executive's service on the Board of Directors of any Playa Affiliate.

ii."Customer'' shall mean any hotel, conference center, lodging business, or real estate investment trust with which Playa Management or Playa Affiliates has an existing lease, sublease, or Resorts contract.

iii."Prospective Customer'' shall mean any person or entity to whom Executive or Playa Resorts or any of the Playa Affiliates sent or delivered a written sales or servicing proposal, quote or contract, or with whom Executive or Playa Resorts or any of the Playa Affiliates had business contact for the purpose of developing that person or entity into a customer of Playa Resorts or a Playa Affiliate.

iv."Restricted Area" shall mean within Mexico, the Dominican Republic and any other geographic area included in Playa Resorts and any Playa Affiliate's business plans during the Employment Period.

v."Restricted Period" shall mean the Employment Period and a period of twelve (12) months following the expiration, resignation or termination of Executive's employment for any reason.

vi."Solicit" shall mean to knowingly solicit, call upon, or initiate communications or contacts with a person or entity for the purpose of developing or continuing a business relationship.

a.Restriction on Competition. During the Restricted Period, Executive shall not engage, directly or indirectly, either individually or through another person or entity, whether as an owner, employee, consultant, partner, principal, agent, representative, stockholder or otherwise, of, in, to or for any Competing Business in the Restricted Area; provided, however, that Executive may own less than five percent (5%) of the outstanding stock of any publicly traded corporation that engages in a Competing Business. As it relates to the practice of law, this provision shall be interpreted consistent with Florida Rule of Professional Conduct (or similar rules in other jurisdictions) , including Rule 5.6.

b.Non-Solicitation of Customers. During the Restricted Period, Executive shall not Solicit, directly or indirectly, on her own behalf or on behalf of any other person(s), any Customer or Prospective Customer of Playa Resorts or any of the Playa Affiliates for any line of business that Playa Resorts or Playa Affiliates conducts or plans to conduct as of the date of Executive's termination of employment for the purpose of conducting, marketing or providing for a Competing Business.

c.Non-Solicitation of Employees. During the Restricted Period, Executive shall not, directly or indirectly, Solicit or employ or cause any business, other than an affiliate of Playa Resorts or Playa, to Solicit or employ any person who is then or was at any time during the two (2)-year period prior to Executive's termination as an employee of Playa Resorts or any of the Playa Affiliates and who is at the time of such employee's separation from Playa Resorts or Playa Affiliates, a director, vice president, senior vice president, executive vice president or similar position of Playa Resorts or any of the Playa Affiliates, except to the extent that such action is undertaken in the ordinary course of hiring practices (e.g., an employment solicitation that is transmitted generally to the public or in the industry, rather than one that is targeted directly to any such Playa Resorts or Playa Affiliates' employee).

d.Acknowledgement. Executive acknowledges that she will acquire much Proprietary Information concerning the past, present and future business of Playa Resorts and the Playa Affiliates as the result of her employment with Playa Resorts, as well as access to the relationships between Playa Resorts, and the Playa Affiliates and their respective clients and employees. Executive further acknowledges that the business of Playa Resorts and the Playa Affiliates is very competitive and that competition by her in that business during the Employment Period and the Restricted Period would severely injure Playa Resorts and the Playa Affiliates, as the case may. Executive understands that the restrictions contained in this Section 8 are reasonable and are required for Playa Resorts and the Playa Affiliates' legitimate protection, and do not unduly limit her ability to earn a livelihood.

e.Severability. If any court determines that any provision of this Section 8 is invalid or unenforceable, the remainder of this Section 8 shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court or arbitrator construes any portion of this Section 8 to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. This Section 8, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

f.Breach of Restrictive Covenants. Notwithstanding any arbitration provisions contained in this Agreement, Playa Resorts and the Playa Affiliates shall have the right and remedy to have the provisions of this Section 8 specifically enforced by a court of competent jurisdiction without any requirement to first seek a remedy through arbitration, including by temporary or permanent injunction, it being acknowledged and agreed that any such violation may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to Playa Resorts. The Company shall also have the right to seek damages for any breach of this Section 8.

g.Successors and Assigns. Playa Resorts and its successors and assigns may enforce these restrictive covenants.

9.Executive Representations

Executive represents and warrants to Playa Resorts that she is aware of the essential functions of her position set forth in Section 2 above, and that she is able to perform all of the essential functions of General Counsel with or without a reasonable accommodation under the law. Further, except as otherwise identified in this Agreement, Executive is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent her from performing her obligations under this Agreement.

10.Arbitration

a.Jury Trial Waiver, Arbitration. ALL ISSUES, MATTERS AND DISPUTES BETWEEN THE PARTIES REGARDING THE PARTIES' EMPLOYMENT RELATIONSHIP OR TERMINATION OF THAT RELATIONSHIP, INCLUDING THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT, SHALL BE SUBMITTED TO AND DECIDED BY BINDING

ARBITRATION IN BROWARD COUNTY, FLORIDA. Executive agrees, on behalf of Executive and her agents or assigns that, except as otherwise provided in this paragraph, all potentially litigable claims or controversies arising out of this Agreement, Executive's employment with Playa Resorts, or the termination of that employment, shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act. Said arbitration will be conducted before a mutually acceptable arbitrator with JAMS and in accordance with the JAMS' Commercial Arbitration Rules and Mediation Procedures. If the Parties cannot agree upon an arbitrator, the claim or controversy shall be arbitrated by a single arbitrator selected in accordance with the applicable JAMS rules. This Agreement to arbitrate covers all grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court or agency under applicable federal, state, or local laws, arising out of or relating to Executive's employment with Playa Resorts and the termination thereof, including claims Executive may have against Playa Resorts or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that Playa Resorts may have against Executive. The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages, or other compensation due, claims for wrongful termination (constructive or actual), claims for whistle blowing, claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, national origin, alienage or citizenship status, creed, religion, marital status, partnership status, military status, predisposing genetic characteristics, medical condition, psychological condition, mental condition, criminal accusations and convictions, disability, sexual orientation, or any other trait or characteristic protected by federal, state, or local law), and claims for violation of any federal, state, local, or other governmental law, statute, regulation, or ordinance. Neither Playa Resorts nor the Executive may pursue or participate in any claim against the other (i) as a class action or collective action; (ii) in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated; (iii) in the capacity of a class member in any action, proceeding or arbitration against any party to this agreement; or (iv) absent the written consent of all parties, on a consolidated basis. Arbitration shall be brought solely on an individual basis and not on a class, group, collective or representative basis, and the arbitrator in any arbitration under this Agreement has no power or authority to conduct the arbitration as a class or collective action or in a representative capacity. The arbitrator has the authority to award any type of relief or damages that could otherwise be awarded by a judge or jury to the Executive or Playa Resorts in their individual capacities. The arbitrator shall not, however, modify or disregard any provision of this Agreement. ARBITRATION AS PROVIDED IN THIS AGREEMENT SHALL BE THE EXCLUSIVE AND BINDING REMEDY AND WILL BE USED INSTEAD OF ANY COURT ACTION OR JURY TRIAL, WHICH IS HEREBY EXPRESSLY WAIVED; PROVIDED, HOWEVER, THAT THIS PROVISION TO ARBITRATE SHALL NOT APPLY TO ANY CLAIM FOR BREACH OF THE RESTRICTIVE COVENANTS, AS SET FORTH ABOVE IN SECTIONS 7 AND 8, INCLUDING ANY REQUEST FOR INJUNCTIVE RELIEF TO ENFORCE COMPLIANCE WITH THE TERMS OF SECTIONS 7 AND 8. EITHER PARTY MUST PROCEED EXCLUSIVELY IN COURT TO ENFORCE THE REQUIREMENTS OF SECTIONS 7 AND 8. Each Party shall be responsible for its or her own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys' fees and expenses. The Executive hereby consents to personal jurisdiction and exclusive venue in the United States District Court for the Southern District of Florida, if such Court can exercise jurisdiction over the matter for any action brought by Playa Resorts seeking injunctive relief. In the event the foregoing Court lacks jurisdiction, the Executive consents to personal jurisdiction and exclusive venue in the courts of Broward County, Florida. ALL CLAIMS CONCERNING THIS AGREEMENT FOR INJUNCTIVE RELIEF SHALL BE TRIED BY A JUDGE IN A NON-JURY TRIAL.

11.Miscellaneous

a.Parachute Payments. In the event that (i) any severance payment, insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to Executive shall constitute a "parachute payment" within the meaning of Code Section 280G ("Parachute Payment") and be subject to the excise tax imposed by Code Section 4999 (the "Excise Tax"), and (ii) if the payments to Executive were reduced to the minimum extent necessary so that such payments did not constitute Parachute Payments, the net benefits retained by Executive after the deduction of any federal, state or local income taxes would be greater than the net benefits retained by Executive if there was no such reduction after the deduction of Excise Tax and any federal, state or local income taxes, then such payments shall be so reduced. Such reduction shall be accomplished in any manner deemed appropriate by Playa Resorts after consultation with Executive. For purposes of making the foregoing determination: (1) Parachute Payments provided under arrangements with Executive other than this Agreement, if any, shall be taken into account in determining the total amount of Parachute Payments received by Executive so that the amount of Parachute Payments that are attributable to provisions of this Agreement is maximized; and (2) Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for Executive's taxable year in which the Parachute Payments are includable in Executive's income for purposes of federal, state and local income taxation. The determination of whether the Excise Tax is payable, and the amount of any reduction necessary to make the Excise Tax not payable, as well as whether such a reduction would result in greater after-tax benefits to Executive, shall be made in writing in good faith by a nationally-recognized independent certified public accounting firm approved by Playa Resorts and Executive, such approval not to be unreasonably withheld (the "Accounting Firm"). For purposes of making the calculations required by this Section 11(a), to the extent not otherwise specified herein, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon. Playa Resorts and Executive shall furnish such information and documents as may be reasonably requested in connection with the performance of the calculations under this Section 11(a). Playa Resorts shall bear all costs incurred in connection with the performance of the calculations contemplated by this Section 11(a).

b.Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement shall be provided in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv), such that any in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Code Section 105(b), and any in-kind benefits and reimbursements shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be promptly made to Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.

Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to the severance pay provisions of Section 6 above and the parachute payment provisions of Section 11(a) above are intended to be exempt from treatment as nonqualified deferred compensation under Code Section 409A to the maximum extent permitted by the Code and applicable Treasury Regulations, including exemptions under Treasury Regulation Section 1.409A-1(b)(9) (separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (short-term deferrals). If Executive is treated as a "specified employee" (as determined by the Playa Resorts in its discretion in accordance with applicable regulations under Code Section 409A) at the time of her separation from service (within the meaning of Code Section 409A) from Playa Resorts and each employer treated as a single employer with Playa Resorts under Code Section 414(b) or (c) (provided that in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A- 1(h)(3), the language "at least 50 percent" shall be used instead of "at least 80 percent") and if any amounts of nonqualified deferred compensation (within the meaning of Code Section 409A) are payable under this Agreement by reason of Executive's separation from service, then payment of the amounts so treated as nonqualified deferred compensation which would otherwise be payable during the six (6)-month period following Executive's separation from service shall be delayed until the earlier of (i) the first business day which is at least six (6) months and one (1) day following the date of such separation from service, (ii) the death of Executive, or (iii) such earlier date on which payment is permitted under Code Section 409A(a)(2)(8), and such payment shall be increased for delayed payment based on a crediting rate of the applicable federal short term rate under Code Section 1274(d) (as determined on the date(s) payment(s) would have otherwise been made) from the date payment(s) would have otherwise been made without regard to this provision and the date payment is actually made. Any series of payments due under this Agreement, other than a payment which is a life annuity, shall for all purposes of Code Section 409A be treated as a series of separate payments and not as a single payment. If any amount otherwise payable under this Agreement by reason of a termination of employment from Playa Resorts is treated as nonqualified deferred compensation (within the meaning of Code Section 409A), then instead of making such payment upon occurrence of the termination of employment, such payment shall be made at such time as Executive has a separation from service (within the meaning of Code Section 409A) from Playa Resorts and each employer treated as a single employer with Playa Resorts, as determined above.

c.Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid or (iii) in the case of email transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows: or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

(i)	Playa Resorts Management, LLC
3950 University Drive
Suite 301
Fairfax, Virginia 22030 Attention: CEO
Fax No. 571-529-6091
Email: bdw@playaresorts.com

(ii)	If to Executive, to:

Tracy-Marie J. Colden
Address on File

d.Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

e.Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

f.Amendment. This Agreement may be amended or modified only after approval by the Playa Resorts Board and by a written instrument executed by both Playa Resorts and Executive.

g.Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of Florida, without regard to its conflicts of laws principles.

h.Successors and Assigns: Change in Control. This Agreement shall be binding upon and inure to the benefit of both parties and each of its successors and assigns, including any entity with which or into which Playa Resorts may be merged or which may succeed to its assets or business or any entity to which Playa Resorts may assign its rights and obligations under this Agreement; provided, however, that the obligations of Executive are personal and shall not be assigned or delegated by her.

i.Waiver. No delays or omission by Playa Resorts or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Playa Resorts or Executive on any one (1) occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

j.Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

k.Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

l.Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

m.Survival. The provisions of Sections 7 through 11 of this Agreement shall survive any termination of Executive's employment.

12.Approvals

The effectiveness of this Agreement is subject to the approval of the Playa Board. Delivery of this Agreement executed by Playa Resorts to Executive shall be deemed conclusive evidence of such approval and upon such approval this Agreement shall be deemed effective as of the Effective Date.

13.No Other Employment or Compensation

Executive (x) represents and warrants to Playa Resorts and the other Playa Affiliates that, and (y) agrees that during the Employment Period, (a) she is not and shall not be a party to any employment agreement or directly or indirectly involved in any employment or consulting arrangement or relationship with Playa Resorts or any other Playa Affiliate, except for this Agreement and as expressly permitted hereunder, and (b) she is not and shall not be directly or indirectly receiving any compensation, fees or payments of any other kind in exchange for any employment, consulting or other services provided to Playa Resorts or any other Playa Affiliate, except as provided under this Agreement and as expressly permitted hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Agreement Date.

	EXECUTIVE	PLAYA RESORTS MANAGEMENT, LLC

By:	/s/ Tracy-Marie J. Colden	By:	/s/ Bruce D. Wardinski
	Tracy-Marie J. Colden		Bruce D. Wardinski
Its Authorized Representative